Exhibit 2.2
PURCHASE AND SALE AGREEMENT
[HOME AND HOME LOANS]
BY AND AMONG
MH FINANCIAL SERVICES, L.L.C., HOMETOWN AMERICA MANAGEMENT,
L.L.C., HOMETOWN AMERICA MANAGEMENT, L.P., AND HOMETOWN
AMERICA MANAGEMENT CORP.,
as sellers
AND
REALTY SYSTEMS, INC. AND MHC OPERATING LIMITED PARTNERSHIP,
as purchasers
DATED May 31, 2011

-i-

PURCHASE AND SALE AGREEMENT
[HOME AND HOME LOANS]
     THIS PURCHASE AND SALE AGREEMENT [HOME AND HOME LOANS] (this “Agreement”) is made and entered into as of May 31, 2011 (the “Effective Date”), by and among MH Financial Services, L.L.C., a Delaware limited liability company (“MH Financial”) as to the Manufactured Home Loans (defined below) and, as applicable, Hometown America Management, L.L.C., a Delaware limited liability company (“HAM LLC”), Hometown America Management, L.P., a Delaware limited partnership (“HAM LP”) and Hometown America Management Corp., a Delaware corporation (“HAM Corp” and collectively with HAM LLC and HAM LP, “HAM”) as to the Inventory Homes (defined below) (each a “Seller” and collectively “Sellers”), having an office c/o Hometown America at 150 N. Wacker Drive, Suite 2800, Chicago, Illinois 60606, and REALTY SYSTEMS, INC., a Delaware corporation and MHC OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership (collectively, “Purchaser”), having an office at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606.
RECITALS
     A. HAM LP is the owner of the Inventory Homes (defined below) located in California, Florida and Indiana. HAM LLC is the owner of the Inventory Homes located in Colorado, Connecticut, Idaho, Massachusetts, Maryland, Michigan, Minnesota, North Dakota, New Jersey and Nevada. HAM Corp is the owner of the Inventory Homes located in Arizona. MH Financial is the owner of the owner of the Manufactured Home Loans.
     B. Sellers desire to sell the Acquired Assets to Purchaser, and Purchaser desires to purchase the Acquired Assets from Sellers, each upon and subject to the terms and conditions of this Agreement.
     THEREFORE, in consideration of and in reliance upon the above Recitals, which by this reference are incorporated herein, the terms, covenants, conditions and representations contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser agree as follows:
     1. PARK PURCHASE AGREEMENT
     Reference is hereby made to that certain Purchase and Sale Agreement, of even date herewith, between certain affiliates of HAM, as sellers, and MHC Operating Limited Partnership, as purchaser (the “Park Purchase Agreement”). Any initially capitalized term that is not otherwise defined herein shall have the meaning ascribed to such term in the Park Purchase Agreement. To the extent of any conflict between the terms and provisions of this Agreement and the Park Purchase Agreement, the Park Purchase Agreement shall, in every instance, control. Except as expressly provided herein or in the Park Purchase Agreement to the contrary, neither party may elect to terminate either this Agreement or the Park Purchase Agreement, in whole or in part, and close on any remaining portions of this Agreement or the related portion of the Park Purchase Agreement absent the specific written agreement of the other party, which agreement the other party may withhold in its sole discretion, it being the parties’ intention that a Closing as to any Property under the Park Purchase Agreement shall close simultaneously with the Closing for the Acquired Assets related to such Property under this Agreement. The parties agree that, where the Park Purchase Agreement is terminated as to a particular Property or where the Closing with respect to such Property does not occur, then this Agreement shall be automatically terminated only as to the Acquired Assets related to such Property; similarly, where this Agreement is terminated as to all Acquired Assets that are related to a particular Property or where the Closing with respect to such Acquired Assets shall not occur, then the Park Purchase Agreement, shall automatically be terminated only as to the Property that is related to such Acquired Assets. It is understood and agreed by the parties that notwithstanding anything contained in this Agreement or the Park Purchase Agreement to the contrary, the closing of the transactions contemplated by this Agreement are not conditioned upon the closings on all of the Acquired Assets occurring simultaneously, but that each closing under this Agreement shall close simultaneously with its counterpart closing under the Park Purchase Agreement.
     2. PURCHASE AND SALE OF PROPERTY
          A. Description of Acquired Assets. Subject to the terms and conditions of this Agreement, Sellers agree to sell and convey, and Purchaser agrees to purchase and acquire all of Sellers’ right, title and interest (whether now or hereafter existing) in and to the following described property (all of which is herein collectively referred to as the “Acquired Assets”):
          (i) each of the manufactured homes owned by a Seller and located within the applicable Property as of the applicable Closing including, without limitation, (a) such manufactured homes that are owned by a Seller and are leased on a so-called “lease to own” basis; (b) such manufactured homes that are owned by a Seller and are held for sale or rent and (c) such manufactured homes that are owned by a Seller and used (or that are intended to be used) by Sellers’ property management personnel (collectively, the “Inventory Homes”); and
          (ii) each loan owned by a Seller, together with any note and security agreement, mortgage, installment contract, financing statement, and/or other similar debt instrument, certificates of title and other instruments taken as collateral to perfect a first priority security interest of such Seller in the manufactured home which is the collateral for such loan or evidences same, to the extent such home is located within the applicable Property as of Closing (the “Manufactured Home Loans”). As used herein, “Borrower” shall mean those persons or entities constituting the borrower/obligor pursuant to a Manufactured Home Loan.
          B. Attached hereto as Exhibit A is a list of the Inventory Homes owned by Seller as of the Effective Date.
          C. Attached hereto as Exhibit B is a list of the Manufactured Home Loans owned by Seller as of the Effective Date.
          D. It is understood and agreed that notwithstanding anything contained in this Agreement or any closing documents under this Agreement to the contrary, Purchaser is not acquiring any: (i) rights in and to the names, trademarks or servicemarks “Hometown”, “Hometown America”, “Providence”, “MH Financial Services”, the logos associated therewith and/or any combinations thereof (collectively, the “Excluded Trademarks”), (ii) except for the Acquired Assets, rights or assets which are owned, used by or relate to Seller or its affiliates, and any “corporate” minute books of such entities listed as Seller, or (iii) rights or assets relating to any pre-Closing liabilities or obligations retained by Seller or other liabilities not expressly assumed by Purchaser pursuant to the terms of this Agreement.
     3. PURCHASE PRICE
          A. Purchase Price. As of the Effective Date, the purchase price (the “Purchase Price”) for all of the Acquired Assets is One Hundred and Sixty Nine Million Seven Hundred Thousand and no/100 Dollars ($169,700,000.00) which is allocated pursuant to Seller’s Home and Loan Note Summary as of May 23, 2011 (the “Master Schedule” and the “Reconciliation Date”, respectively) which is set forth in short form on Schedule 3(A)(1) hereto and in long form on Schedule 3(A)(2) hereto . At each Closing, the Purchase Price shall be equal to (i) the Purchase Price allocated to the Acquired Assets relating to the Properties which are transferred pursuant to such Closing, as set forth on the Master Schedule, plus (ii) the aggregate Acquisition Prices (as hereinafter defined) of all New Homes (as hereinafter defined) being transferred at such Closing, subject to adjustment as expressly set forth in this Agreement.
          B. At least three (3) business days prior to any Closing, Sellers shall provide Purchaser with an updated Master Schedule containing Closing Date Make Ready Costs (defined below) for the Acquired Assets related to the Properties being transferred pursuant to such Closing.
     (i) If the number of Acquired Assets at the First Closing is less than 2,124, then Purchaser shall receive a reduction in the Purchase Price for such Acquired Assets equal to Thirty One Thousand Dollars ($31,000) multiplied by the difference between 2,124 and the number of Acquired Assets actually transferred at the First Closing;
     (ii) At the First Closing, a calculation shall be made to determine the difference between the aggregate Reconciliation Date Make Ready Costs (defined below) and the Closing Date Make Ready Costs (defined below) for the Acquired Assets transferred pursuant to the First Closing. To the extent the Closing Date Make Ready Costs exceed the Reconciliation Date Make Ready Costs for the Acquired Assets so transferred pursuant to the First Closing, the Purchase Price shall be reduced by such amount. To the extent the Closing Date Make Ready Costs are less than the Reconciliation Date Make Ready Costs for the Acquired Assets so transferred pursuant to the First Closing, the Purchase Price shall be increased by such amount;
     (iii) If the number of Acquired Assets on a cumulative basis which were transferred pursuant to all Closings through and including the Loan Assumption Commitment Outside Date (but specifically excluding all Acquired Assets included in the First Closing) (collectively, the “Interim Asset Count”) is less than the number of

Acquired Assets scheduled to be transferred at such Closings pursuant to the Master Schedule, then Purchaser shall receive a reduction in the Purchase Price equal to Thirty One Thousand Dollars ($31,000) multiplied by the difference between the Interim Asset Count and the number of Acquired Assets scheduled to be transferred at such Closings pursuant to the Master Schedule;
     (iv) On the Loan Assumption Commitment Outside Date, a calculation shall be made to determine the difference between the aggregate Reconciliation Date Make Ready Costs and the Closing Date Make Ready Costs for the Acquired Assets forming a part of the Interim Asset Count and (a) to the extent the Closing Date Make Ready Costs exceed the Reconciliation Date Make Ready Costs therefor, the Purchase Price shall be reduced by such amount and (b) to the extent the Closing Date Make Ready Costs are less than the Reconciliation Date Make Ready Costs therefor, the Purchase Price shall be increased by such amount;
     (v) At each Closing subsequent to the Loan Assumption Commitment Outside Date, (a) if the number of Acquired Assets transferred pursuant to such Closing is less than the number of Acquired Assets scheduled to be transferred at such Closing pursuant to the Master Schedule, then Purchaser shall receive a reduction in the Purchase Price equal to Thirty One Thousand Dollars ($31,000) multiplied by such difference, and (b) a calculation shall be made to determine the difference between the aggregate Reconciliation Date Make Ready Costs and the Closing Date Make Ready Costs for the Acquired Assets which were transferred pursuant to such Closing and (x) to the extent the Closing Date Make Ready Costs exceed the Reconciliation Date Make Ready Costs therefor, the Purchase Price shall be reduced by such amount and (b) to the extent the Closing Date Make Ready Costs are less than the Reconciliation Date Make Ready Costs therefor, the Purchase Price shall be increased by such amount; and
     (vi) As used herein, “Make Ready Costs” shall mean all costs reasonably necessary to make an Inventory Home ready for occupancy consistent with Sellers’ practices as of the Reconciliation Date and the cost to remove any Inventory Home from a Property to the extent such Inventory Home is not capable of and/or suitable to being refurbished, the “Reconciliation Date Make Ready Costs” are set forth on the Master Schedule and the “Closing Date Make Ready Costs” are all Make Ready Costs calculated as of the applicable Closing Date in the same manner as was used in determining the Reconciliation Date Make Ready Costs.
          C. Payment of Purchase Price. The Purchase Price, plus or minus prorations or other adjustments provided for in this Agreement, shall be paid by Purchaser to the applicable Seller by wire transfer at Closing.

          D. Maximum Purchase Price for Inventory Homes. The parties hereto acknowledge and agree that in no event shall the aggregate Purchase Price for the Inventory Homes (which, for purposes of this sentence shall include New Homes) exceed the sum of $55,000,000.00.
     4. SELLERS’ COVENANTS PRIOR TO CLOSING
     Through the Final Closing Date, except as otherwise specifically provided in this Agreement, Sellers shall:
          A. except as expressly permitted herein with respect to Inventory Homes, not sell, mortgage, pledge or hypothecate all or any part of the Acquired Assets or any interest therein;
          B. comply in all material respects with (i) all laws, ordinances, rules and regulations of any government, or any agency, body or subdivision thereof, and (ii) all agreements, covenants, conditions, easements and restrictions, relating to the Acquired Assets;
          C. (i) continue to service each of the Manufactured Home Loans in the ordinary course of business and in compliance with all applicable laws, and enforce each of the terms and conditions thereof in a commercially reasonable and lawful manner and not amend, modify, extend or terminate any Manufactured Home Loan (except upon terms and in accordance with underwriting standards consistent with Sellers’ then current practices) without the prior written consent of Purchaser, (ii) continue to operate, maintain and repair each of the Acquired Assets and pay for all expenses consistent with the manner of operation immediately prior to the execution of this Agreement, (iii) provide Purchaser with a bi-weekly update as to (a) the status of all Manufactured Home Loans and the terms of any amendments, modifications, extensions or terminations of any Manufactured Home Loans and any new Manufactured Home Loans entered into after the Reconciliation Date (with any additional Manufactured Home Loans entered into after the Reconciliation Date being on terms and in accordance with underwriting standards consistent with Sellers’ then current practices) and (b) the status of Sellers’ Inventory Homes, including any acquisitions or dispositions thereof;
          D. Sellers shall keep in existence all fire and extended coverage insurance policies, and all public liability insurance policies, that are in existence as of the Effective Date with respect to the Acquired Assets, subject to modification in accordance with Sellers’ then current business practices that will not have a Material Adverse Effect on such coverages;
          E. Sellers shall have the right to purchase and improve manufactured homes consistent with their past practices, in which event any such home shall become a “New Home” and Sellers shall promptly notify Purchaser of the acquisition price therefor (which acquisition price shall include all costs of Sellers incurred in connection with such New Home, including repair, improvement, refurbishment and installation costs) (such aggregate price per New Home, the “Acquisition Price”); provided, however, that in no event shall Purchaser be obligated to purchase any New Homes acquired after the Reconciliation Date without Purchaser’s prior consent (which may be in writing or via e-mail), such consent to be granted or denied by Purchaser within 72 hours after Sellers have provided Purchaser with the Acquisition Price for such proposed New Home purchase. Purchaser’s failure to respond within the 72 hour period shall be deemed a rejection of any such New Home. Notwithstanding the foregoing, Sellers shall have the right, without Purchaser’s consent as aforesaid, to purchase homes to the extent Sellers are obligated to purchase such homes pursuant to those certain repurchase agreements set forth in the Disclosure Book (the “Repurchase Agreements”). Sellers shall exercise commercially reasonable efforts to bifurcate such Repurchase Agreements and assign to Purchaser such portions of the Repurchase Agreements as apply to the Properties but in any event Purchaser shall remain liable for any purchase obligations under the Repurchase Agreements which accrue prior to or after the Final Closing Date relative to each of the Properties, which obligation shall survive the Closing. In the event that Sellers are unable to assign the Repurchase Agreements, in whole or in part, to Purchasers and Purchasers thereafter fail to make a required purchase or otherwise comply with the Repurchase Agreements, then Purchaser shall indemnify and hold Sellers harmless for any Losses incurred by or asserted against Sellers or their affiliates as a consequence of such failure by Purchaser. This indemnity shall survive each Closing (including the Final Closing).
          F. Sellers shall have the right to sell a New Home subsequent to its acquisition date and, to the extent that Sellers do so, (i) Sellers shall be entitled to retain all sale proceeds obtained therefrom and (ii) the Acquisition Price of such sold New Home shall not be reflected in the Purchase Price (as set forth in Section 3(A), above).
          G. Sellers shall have the right, consistent with Sellers’ current business practices (modified for changes in market conditions), to (i) sell Inventory Homes and New Homes, (ii) to the extent reasonable given the market conditions, accept or obtain title to a home from a Borrower in exchange for a full or partial release under the Manufactured Home Loan securing same, (iii) make loans for Inventory Homes and New Homes and cause Manufactured Home Loans to be entered into in the ordinary course of business reasonably consistent with Sellers’ then current underwriting practice for the sale and financing of such homes (modified for adjusted interest rates and other market conditions) provided that the terms of such home contracts are on Sellers’ then-standard form, and (iv) enter into lease-to-own arrangements with tenants in the ordinary course of business reasonably consistent with Sellers’ then current practices;
          H. To the extent a Seller has pending sale, lease to own or loan transactions applicable to the Acquired Assets at the time of Closing, Seller shall comply with the terms and provisions of the Management Agreement (as such term is defined in the Park Purchase Agreement) (the “Management Agreement”) and Seller shall, as required by the Management Agreement, either (i) assign (if assignable) to Purchaser its rights and obligations in and to such pending sales, leases and/or the consummation of the pending Manufactured Home Loan originations and Purchaser shall assume the obligation to consummate such pending transactions or (ii) Seller shall terminate such pending transactions and Purchaser can enter into similar agreements directly with the relevant non-Seller parties;
          I. Sellers shall comply with any bulk sales laws applicable to the sale of the Acquired Assets to Purchaser. Each Seller shall severally, but not jointly, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, protect, defend, indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all claims, demands, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses (collectively, “Losses”) incurred by or asserted against a Purchaser Indemnified Party (including, without limitation, reasonable attorneys’ fees and expenses) resulting from or arising out of or in any way related to a lien attaching to the Acquired Assets transferred or liability being incurred by Purchaser for any state or local taxes required to be paid or collected by any Seller relating to periods prior to the applicable Closing Date, or the failure of a Seller to have given any notification that may have been required to have been given to, or to have obtained any clearance that may have been required to have been obtained from, any state or local taxing authorities in order to permit the transfer of any Acquired Assets as herein contemplated. As used herein, “Purchaser Indemnified Parties” means Purchaser and its affiliates, subsidiaries and designees, if any, and their respective principals, shareholders, directors, officers and partners; and
          J. Each Seller shall severally (but not jointly) through the Closing Date, fully comply with the requirements of all applicable WARN Laws (as hereinafter defined and as in effect from time to time), and no Seller shall directly or indirectly violate, incur any liability under, or take any actions that may reasonably be expected to cause any Purchaser to incur any liability under any WARN Law.
     5. CLOSING
          A. Closing. Subject to and as set forth in Section 1 hereof, the sale of the Acquired Assets to Purchaser and the other transactions described herein shall be consummated (the “Closing”) on the Closing Date (as defined in the Park Purchase Agreement). The Closing shall take place at the office of the Purchaser or such other place as Sellers and Purchaser shall agree upon in writing. Closings shall be through an escrow created under an escrow agreement, including provisions for delivery of the Purchase Price and Closing Documents on the Closing Date.
          B. Closing Documents.
          (i) Sellers. The applicable Seller shall deliver to Purchaser at Closing the following original items (each in form and substance reasonably acceptable to Purchaser, if not attached to this Agreement as an Exhibit, and executed [if necessary] by the applicable Seller) relative to the Acquired Assets being transferred as of Closing:
          (a) with respect to the Inventory Homes that are located at the Properties that are the subject of a Closing: (1) original certificates of title or manufacturer’s statements of origin, sufficient to transfer to Purchaser or Purchaser’s designee title to such Inventory Home free and clear of all liens, encumbrances and other claims (except the rights of tenants to lease or purchase same in accordance with the terms thereof) together with an assignment and assumption substantially in the form of Exhibit C-1 attached to this Agreement for each Closing Date (the “Assignment of Inventory Homes”); (2) to the extent required by the Management Agreement, an assignment and assumption substantially in the form of Exhibit C-2 attached to this Agreement of each sales contract for an Inventory Home that is in effect as of the Closing Date, assigning the applicable Seller’s right, title and interest in such sales contract to Purchaser (the “Assignment of Inventory Homes Contracts”); together with a notice to each buyer under each such sales contract for an Inventory Home in the form attached as Exhibit C-3, dated the applicable Closing Date, informing each such buyer of the assignment of the applicable sales contract to Purchaser or its designee (each an “Inventory Homes Contracts Assignment Notice”); and
          (b) with respect to the Manufactured Home Loans that are secured by manufactured homes that are located at the Properties that are the subject of a Closing: (1) an Assignment and Assumption of Loan Documents (the “Manufactured Home Loans Assignment”) with respect to the Manufactured Home Loan Documents executed by the applicable Seller substantially in the form of Exhibit D-1 attached hereto; (2) an allonge executed by the applicable Seller for the promissory notes evidencing the Manufactured Home Loans being transferred at such Closing substantially in the form of Exhibit D-2 attached hereto; (3) UCC-3 assignments for all UCC-1 and UCC-2 financing statements filed by or on behalf of Sellers in connection with the Manufactured Home Loans, evidencing the assignment to Purchaser or its designee of all of the applicable Seller’s right, title and interest in and to any security interests in personal property and fixtures created by the Manufactured Home Loan Documents and held by such applicable Seller which are in effect on the applicable Closing Date (and if Seller fails to prepare and so deliver such UCC-3 assignments, Purchaser shall have the right to prepare and submit same for filing or recording, as applicable); (4) within any period required by applicable law, Seller shall deliver a notice to each Borrower in the form attached as Exhibit D-3, informing each such Borrower of the assignment of the applicable Manufactured Home Loan and the applicable Manufactured Home Loan Documents to Purchaser or its designee (each a “Manufactured Home Loans Assignment Notice”); (5) an assignment of the Seller’s interest as secured party in the applicable certificate of title covering the applicable manufactured home and other collateral securing each Manufactured Home Loan, as applicable depending upon the jurisdiction in which such title is issued; (6) originals of all material documents, instruments, records, certificates and statements evidencing, securing or related to each Manufactured Home Loan (the “Manufactured Home Loan Files”); and (7) an assignment of all letters of credit related to each Manufactured Home Loan, if any.
          (ii) Purchaser. At the Closing for each Property, Purchaser shall deliver or cause to be delivered to Sellers the following items (and duly executed [if necessary] by Purchaser):
          (a) counterparts of each Assignment of Inventory Homes, as applicable;
          (b) counterparts of each Assignment of Inventory Homes Contracts, as applicable; and

          (c) counterparts of each Manufactured Home Loans Assignment, as applicable.
          (iii) Joint Deliveries. Sellers and Purchaser shall jointly deliver a Closing Statement (as hereinafter defined).
          (iv) Delivery of Possession. Possession, subject to rights of tenants and each Borrower, of the Acquired Assets shall be given by Sellers to Purchaser at the time of Closing.
          C. Prorations and Adjustments.
          (i) A statement of prorations and adjustments (the “Closing Statement”) shall be prepared by Sellers in conformity with the provisions of this Agreement and submitted to Purchaser for review not less than three (3) days prior to each Closing Date. For purposes of prorations, Purchaser shall be deemed the owner of the Acquired Assets on the applicable Closing Date for such Acquired Assets. In addition to prorations and adjustments that may otherwise be provided for in this Agreement, the following items shall be prorated or adjusted (as the case requires) as of each Closing Date:
          (a) To the extent covered by an Assignment of Inventory Homes Contract, all deposits held by the applicable Seller for any Inventory Homes for which a sales contract is in effect as of the applicable Closing Date shall be assigned to Purchaser or Purchaser’s designee; and
          (b) With respect to the Manufactured Home Loans, the Purchase Price will be adjusted as follows:
          (1) All amounts of principal and interest paid by Borrowers prior to the applicable Closing shall be retained by Seller and Purchaser shall be entitled to receive and retain all amounts of principal and interest paid by Borrowers from and after the applicable Closing Date. Notwithstanding anything in this Agreement to the contrary, the applicable Seller shall remit to Purchaser any payments of interest, principal or other funds related to the Manufactured Home Loans assumed by Purchaser received by Seller after the applicable Closing Date;
          (2) Purchaser will assume all obligations under the Manufactured Home Loans and all escrow amounts and escrow accounts transferred to Purchaser at the applicable Closing (or for which Purchaser receives a credit) in accordance with the terms hereof;
          (3) Purchaser shall receive the amount of all escrow accounts held by Sellers which are associated with such Manufactured Home Loans; and

          (4) All rents received pursuant to any lease to own home transactions will be prorated as of the Closing Date.
          (c) In the event any prorations or computations made under this Section 5(C)(i) are based on estimates or prove to be incorrect (including but not limited to any adjustment to the Purchase Price based upon the inaccuracy of the Acquisition Price calculation provided by Seller), then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party from whom it is entitled to such adjustment on or before April 1 of each year for Closings which occurred the previous calendar year. Except as set forth in this Section 5(C)(i)(c), all prorations shall be final.
          D. Loan Servicing Agreement. At each Closing, as applicable, the parties shall enter into a Loan Servicing Agreement provided the form therefor has been agreed upon by Sellers and Purchaser within twenty (20) days after the Effective Date (the “Loan Servicing Agreement”), which shall address, among other things, the servicing of the Manufactured Home Loans by Sellers or their affiliates. The parties shall deliver all notices to Borrowers required by law in connection with the same.
          E. Closing Costs. Each of the parties shall bear their own costs and expenses in connection with the transfer of title of the Inventory Homes and Sellers’ interests in the Manufactured Home Loans to Purchaser; provided, however, that Purchaser shall be responsible for the costs of registering or filing such transfer with the appropriate governmental authorities (e.g., secretary of state or DMV) and notifying each Borrower of such transfer. Furthermore, Purchaser shall be solely responsible for the payment of all sales taxes applicable with the sale of the Inventory Homes and shall indemnify and hold Sellers harmless for any Losses incurred by or asserted against Sellers or their affiliates as a consequence of Purchaser’s failure to pay same. This indemnity shall survive each Closing (including the Final Closing).
     6. CASUALTY LOSS
If, prior to a Closing, a casualty or other damage occurs with respect to all or any portion of an Inventory Home, then Sellers and Purchasers shall negotiate in good faith to determine whether to (i) remove the Inventory Home from the Property (and this Agreement), (ii) repair the Inventory Home at Sellers’ cost, or (iii) assign to Purchaser any insurance proceeds relating to such Inventory Home together with an amount equal to the deductible and such other amount as may be mutually agreed upon by Purchaser and Sellers based on the cost of the damage to such Inventory Home as reasonably determined by the parties.
     7. REPRESENTATIONS AND WARRANTIES
          A. Each Seller severally, but not jointly, represents and warrants to Purchaser that the following statements are true, complete and correct as of the Effective Date and with respect to the Acquired Assets as of the applicable Closing Date:
          (i) Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which such qualification is required, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have or would not reasonably be expected to have a Material Adverse Effect on any Acquired Asset.
     (ii) Each Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by each Seller has been duly authorized by all necessary action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (iii) The execution and delivery of this Agreement by each Seller does not, and the consummation of the transactions contemplated by this Agreement will not conflict with, or result in any violation or breach of, any provision of the organizational documents of any Seller.
     (iv) Except as disclosed in the Disclosure Book, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement except for any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make (1) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on any Acquired Asset or (2) individually or in the aggregate, would not reasonably be expected to prevent or delay in any material respect the consummation of any of the transactions contemplated hereby.
     (v) Each applicable Seller is the sole owner of the Inventory Homes set forth on Exhibit A.
     (vi) Except as disclosed in the Disclosure Book, routine litigation arising from the ordinary course of business of Sellers (including repossessions and evictions) and such other routine litigation matters which, in Sellers’ reasonable opinion, are adequately covered by insurance or which, individually or in the aggregate, if adversely determined, would not reasonably be expected to have a Material Adverse Effect on any Acquired Assets: (i) none of the Sellers have brought any action, suit or arbitration involving any of the Acquired Assets and no Seller is a party to any settlement agreement and (ii) there is no action, suit, arbitration, unsatisfied order or judgment, or governmental investigation or proceeding against any Acquired Assets or any Seller.

     (vii) All financial information about the Acquired Assets heretofore or hereafter furnished by Sellers to Purchaser which have, or will be, posted in the Data Room (including, without limitation, the operating statements and other financial information previously provided to Purchaser [including the spreadsheets and documents to the extent prepared by Sellers and previously delivered to Purchaser] or delivered to Purchaser pursuant to Section 3 hereof) and used by Purchaser for evaluating the Acquired Assets, was prepared based on actual activity or expected activity (i.e., the budgets) captured by Sellers’ financial system in the ordinary course of business.
     (viii) Each Manufactured Home Loan originated by a Seller was originated in compliance with all applicable federal and state laws and regulations in effect at the time of such origination, including, but not limited to, compliance with the Federal Truth in Lending Act and the Federal Reserve Board’s implementing rules at Regulation Z (collectively, “TILA”); compliance with the Federal Fair Housing Act and comparable state laws; licensure of each originator of Loans under the Secure and Fair Enforcement for Mortgage Licensing Act of 2008 (“SAFE Act”) as enacted by the applicable States; and compliance with state laws governing the sale and financing of manufactured housing. Except as set forth in the Disclosure Book and such other routine matters which, individually or in the aggregate, if adversely determined, would not reasonably be expected to have a Material Adverse Effect on any Acquired Assets, no Seller has received any written notice of any claim by an existing debtor accusing such Seller of (i) any predatory lending or usurious lending statutes or regulations, or (ii) any unfair and deceptive acts and practices, statutes or regulations, in each case, in any applicable state. Each Seller, or any affiliate of any Seller engaged in servicing the Manufactured Home Loans and the collection of debt related to the Manufactured Home Loans, has complied, in all material respects, with all applicable provisions of the Fair Debt Collection Practices Act, and all applicable state laws and regulations related to debt collections and loan servicing, with respect to collections under and servicing of the Manufactured Home Loans.
     (ix) Sellers have delivered or made available to Purchaser true, correct and complete copies (in all material respects) of all material documents and instruments evidencing and securing the Manufactured Home Loans.
     (x) The relevant Seller is the sole legal and beneficial owner and holder of the Manufactured Home Loans and the Manufactured Home Loan Documents and the other documents in the Manufactured Home Loan Files, free and clear of any and all liens, pledges, charges, or security interests of any nature on its interest in the Manufactured Home Loans, but subject to the terms, conditions and limitations contained in the Manufactured Home Loan Files.
     (xi) Excepting the Repurchase Agreements and any other agreements that, in Sellers’ reasonable opinion, would not reasonably be expected to have a Material Adverse Effect on any Acquired Assets, there are no participation agreements currently affecting any of the Manufactured Home Loans and, except as disclosed in the Disclosure Book, no person or entity has any rights, options or rights of first refusal of any kind that are currently in effect, to purchase or to otherwise acquire an Acquired Asset or any part thereof or interest therein.
     (xii) The principal balance, monthly payment amount, maturity date, escrow amount and other information set forth on Exhibit B for each Manufactured Home Loan is true, correct and complete in all material respects.
     (xiii) The Manufactured Home Loans are not cross-defaulted or cross-collateralized with any other loan owned by a Seller.
     (xiv) Based upon Sellers’ actual activity captured by Sellers’ financial system in the ordinary course of business and except as set forth in the Disclosure Book, no Manufactured Home Loan has been sixty (60) or more days delinquent in the immediately preceding twelve (12) month period.
     (xv) The documents in the Manufactured Home Loan Files (including any amendments to the documents) relating to Manufactured Home Loans set forth on Exhibit B, do not require the disbursement of any additional loan proceeds by Sellers to the borrowers and the amount of each promissory note has been fully disbursed, subject to any escrows or other hold-backs identified on Exhibit B.
     (xvi) Sellers have made available to Purchaser for inspection, with respect to the Manufactured Home Loans, complete Manufactured Home Loan Files to the extent in Sellers’ possession or control.
     (xvii) There have been no amendments, modifications, forbearance or other agreements related to any Manufactured Home Loan (that would be binding upon Purchaser) made after the Closing except as contained in writing and signed by the Seller (or its predecessor in interest) and included in the Manufactured Home Loan Files or shown on Exhibit B.
     (xviii) Sellers maintain a valid and perfected first priority security interest with respect to each of the manufactured homes securing the Manufactured Home Loans.
     (xix) Sellers have not engaged any brokers, finders or investment bankers in connection with the transactions contemplated by this Agreement, and there are no commissions or other fees payable by Sellers (or any Seller) to any person or entity in connection with the purchase and sale of all or any portion of the Acquired Assets that would survive Closing and be binding upon Purchaser.
     (xx) Except as noted in the Disclosure Book, each Inventory Home is ready for occupancy in accordance with Sellers’ customary business practices.
     (xxi) Intentionally Deleted.
     (xxii) None of the entities comprising Seller nor any of their members, partners or shareholders (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the

Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”); (b) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (c) is engaged in activities prohibited in the Order; or (d) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.
     (xxiii) No Seller has (i) made a general assignment for the benefit of its creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by such Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of such Seller’s assets, or (iv) admitted in writing its inability to pay its debts as they become due.
     (xxiv) To the extent there are any agreements relating to any of the Acquired Assets that create an obligation of any Seller to indemnify any person for taxes resulting from a transfer of any Acquired Asset or otherwise prohibiting, limiting or restricting such Seller’s ability to transfer any Acquired Asset, Sellers shall, at Sellers’ sole cost and expense, remain liable for payment of any and all such taxes and obtain prior to Closing, if required, any and all consents in connection with such agreements.
          B. Purchaser represents and warrants to Sellers that the following statements are true, complete and correct as of the Effective Date and as of each Closing Date:
          (i) Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.
          (ii) Purchaser has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Purchaser has been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms.
          (iii) The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated by this Agreement will not (a) conflict with, or result in any violation or breach of, any provision of the organizational documents of Purchaser, (b) except as set forth in the Disclosure Book, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, or result in the creation of a security interest, lien, claim, pledge, agreement, limitations in Purchaser’s voting right, charge or other encumbrance of any nature on any of the properties or assets of Purchaser pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, lease, license, contract, articles, articles supplementary or other agreement, instrument or obligation to which Purchaser is a party or by which any of them or any of their properties or assets may be bound, (c) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its properties or assets, or (d) require Purchaser under the terms of any material agreement, contract, arrangement or understanding to which it is a party or by which it or its properties or assets are bound, to obtain the consent or approval of, or provide notice to, any other party to any such agreement, contract, articles, articles supplementary, arrangement or understanding.
          (iv) Except as disclosed in the Disclosure Book, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement except for any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make (1) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on any Acquired Asset or (2) individually or in the aggregate, would not reasonably be expected to prevent or delay in any material respect the consummation of any of the transactions contemplated hereby.
          (v) No person or entity acting as real estate broker, finder or real estate agent on behalf of Purchaser brought about this Agreement or is entitled to a commission in connection with the sale of the Acquired Assets. Purchaser agrees to and does hereby indemnify Sellers from all loss, damage, cost, or expense (including reasonable attorneys’ fees) that Sellers may suffer as a result of any claim or action brought by any person or entity acting or allegedly acting on behalf of Purchaser in connection with this transaction.
          (vi) No Purchaser (which for purposes hereof includes any assignee of all or any portion of Purchaser’s interest under this Agreement) (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”); (b) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (c) is engaged in activities prohibited in the Order; or (d) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.
          C. (i) At each Closing, Sellers will deliver to Purchaser a certificate pursuant to which Sellers will reaffirm the representations contained in Section 7A with respect to the

Acquired Assets that are the subject of each such Closing, as of the date of each such Closing, provided that such certificate may reflect any changes to any representations and warranties of Sellers as long as Sellers are not in breach of such representations or warranties (each a “Statement of Modification”). In the event the Statement of Modification indicates any changes to the foregoing representations and, to the extent that Sellers’ breach of a covenant or obligation contained in this Agreement does not give rise to the condition contained in the Statement of Modification, Sellers shall not be deemed in default hereunder. Any Statement of Modification must be delivered by Sellers to Purchaser no later than three (3) business days prior to the applicable Closing. In the event that the Statement of Modification indicates any changes to the foregoing representations and warranties and to the extent that Sellers’ breach of a covenant or obligation contained in this Agreement does not give rise to the condition contained in the Statement of Modification, and Seller elects not to cure or remedy same prior to Closing, then, Purchaser, at its sole option, shall have the right to proceed to Closing, without any reduction in the Purchase Price relative to such Acquired Asset or Purchaser may elect to not purchase the affected Acquired Asset, whereupon the Purchase Price shall be reduced as though such Inventory Home or Manufactured Home Loan were no longer being transferred by Seller.
          D. The foregoing warranties and representations of Sellers and Purchaser shall survive the execution and delivery of this Agreement, each Closing (including the Final Closing) and the delivery of all documents and the performance of any and all covenants and obligations in accordance with this Agreement, for a period of twelve (12) months after the date of the applicable Closing (such period being referred to herein as the “Survival Period”). If the Closing occurs, neither Sellers nor Purchaser shall have any liability or obligation with respect to any such warranty or representation unless, on or prior to the expiration of the Survival Period, the party seeking to assert liability shall have notified the other party in writing setting forth specifically the nature of such liability or obligation and upon such notice, the liability or obligation described in the notice shall continue until the date on which either (x) a court of competent jurisdiction has delivered a final non-appealable order resolving such dispute or (y) the parties have entered into a written settlement agreement with respect to all such claims. Neither the foregoing warranties and representations of Sellers set forth in Section 7(A) above nor the affect of such warranties and representation shall be affected by any investigation or verification made by or on behalf of Purchaser prior to the Closing.
          E. Each party shall, severally, but not jointly, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, protect, defend, indemnify and hold harmless the other party and its respective affiliates, subsidiaries and designees, if any, and their respective principals, shareholders, directors, officers and partners (such applicable indemnified parties, the “Indemnified Parties”) from and against any and all Losses incurred by or asserted against such Indemnified Party (including, without limitation, reasonable attorneys’ fees and expenses) resulting from or arising out of or in any way related to (i) any breach of the indemnifying party’s representations and warranties set forth in Section 7 above, (ii) any breach by the indemnifying party of any covenant to be performed or complied with by such indemnifying party under this Agreement and (iii) the non-fulfillment of any obligation to be performed by such indemnifying party after each Closing as set forth in this Agreement or in any document delivered at a Closing, including, without limitation, any post-Closing proration obligations. This indemnity shall survive each Closing (including the Final Closing).

          F. If Purchaser is entitled to defense or indemnification under any provision in this Agreement or under any document delivered by a Seller to Purchaser in connection with a Closing (each, an “Indemnification Claim”), Purchaser shall provide written notice to Sellers within five (5) business days after Purchaser has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim (as hereinafter defined) is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim, but the failure to give such notice shall not release Sellers of its indemnification obligations under this Agreement, except to the extent of the actual damages suffered by such delay in notification. If the Indemnification Claim involves a Third-Party Claim, Sellers shall assume the defense of such Third-Party Claim, at their sole cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for Sellers who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to Purchaser except with respect to any Third-Party Claim tendered by Sellers to its insurance company, in which event such insurance company may select counsel to conduct the defense of such Third-Party Claim, (ii) Purchaser may participate in the defense of such Third-Party Claim and hire its own counsel (at Sellers’ expense) for such purpose and (iii) in the event Sellers fail to timely undertake negotiation of any dispute or defend, contest or otherwise protect against any claim or suit with respect to a Third-Party Claim, Purchaser may, but will not be obligated to, defend, contest or otherwise protect against the same, engage counsel for such purpose, and make any compromise and settlement thereof and recover the entire cost thereof from Sellers, including attorneys’ and experts’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof. Sellers shall not, without Purchaser’s written consent (such consent not to be unreasonably withheld or delayed) resolve any dispute or settle or compromise any claim regarding Losses from a Third-Party Claim or consent to entry of any judgment which would impose an injunction or other equitable relief upon Purchaser or which does not include an unconditional release by the claimant or the plaintiff of Purchaser from all liability in respect of any such Losses. For purposes of this Section 7(F), “Third-Party Claim” means any claim, liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, matured, conditional, asserted, vested or otherwise of any nature whatsoever, including the assertion of a right of offset, against Purchaser by any other person or entity.
          G. Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of Section 7(D) above, no claim by Purchaser for indemnification against Sellers for any matter arising post-Closing pursuant to any provision of this Agreement or any provision of the Park Purchase Agreement (except with respect to Section 3(K), the reproration obligations of Sellers set forth in Section 5(C)(i), Sellers’ obligations under Section 5(C)(ii), the delivery to Purchaser of Purchaser’s pro rata share of the Residual Cash Balance pursuant to Section 3(L) and Section 16 of the Park Purchase Agreement) shall be actionable or payable unless and until the aggregate amount of all Losses incurred by Purchaser for which it otherwise would be entitled to indemnification, collectively under both this Agreement and the Park Purchase Agreement, exceeds Sellers’ Indemnification Deductible (as defined in the Park Purchase Agreement), in which event the full amount of such claims shall be actionable and payable to Purchaser; provided, however, that Sellers’ Indemnification Deductible shall not apply to a breach of Sellers’ warranties and representations set forth in Section 7(A)(vii) hereof or in Sections 7(A)(vii), 7(A)(ix) or 7(A)(xvi) of the Park Purchase Agreement or in Sections 4(g) or

4(h) of Exhibit E to the Park Purchase Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall Sellers’ aggregate indemnification liability to Purchaser for any matter arising post-Closing pursuant to any provision of this Agreement and the Park Purchase Agreement (except with respect to Section 3(K), Section 5(C)(ii), the reproration obligations of Sellers set forth in Section 5(C)(i), the delivery to Purchaser of Purchaser’s pro rata share of the Residual Cash Balance pursuant to Section 3(L) and Section 16 of the Park Purchase Agreement) exceed Sellers’ Indemnification Cap (as defined in the Park Purchase Agreement). The parties agree that this Section 7(G), including, without limitation, Sellers’ Indemnification Deductible and Seller’s Indemnification Cap, shall in no way limit or otherwise affect Sellers’ obligation to repurchase Acquired Assets under Section 8(A) hereof and any repurchased Acquired Assets will not be included in determining Sellers’ Indemnification Deductible or Sellers’ Indemnification Cap amounts. Furthermore, the parties agree that nothing contained in this Agreement or the Park Purchase Agreement shall in any way limit or otherwise affect Purchaser’s obligations pursuant to Sections 4(E) and 5(E) hereof (including any caps or deductibles for Purchaser’s liabilities).
          H. As used in this Agreement or in any document delivered in connection with a Closing, the term “to Sellers’ knowledge” or “best of Sellers’ knowledge” or any other reference to the knowledge of Sellers shall mean and apply to the actual knowledge of the Knowledge Individual (as defined in the Park Purchase Agreement) with respect to the Acquired Assets and shall mean the actual (and not implied or constructive) knowledge of such individual, with a duty on such individual to conduct good faith and reasonably diligent investigation and inquiry.
          I. Notwithstanding anything contained in this Agreement to the contrary, with respect to the representations, warranties and certifications (collectively, the “Sellers’ Representations”) which are made by Sellers and set forth in this Agreement or in any of the documents or instruments required to be delivered by Sellers hereunder, there shall be no liability on the part of Sellers following a Closing for any breach of a Sellers’ Representation arising from any matter or circumstance of which Purchaser had actual knowledge as of the applicable Closing Date; provided, however, Purchaser shall not be deemed to have actual knowledge of any matter disclosed in that certain letter dated May 2, 2011 from the Michigan Attorney General’s Office and its enclosures (the “AG Letter”) or the response letter and its enclosures dated May 8, 2011 from Michael Hatch of M.H. Financial Services, LLC (the “Response Letter”) as it relates to any of the Acquired Assets and Sellers shall not be released from any liability hereunder for a breach of a representation, warranty or indemnity based on the AG Letter or the Response Letter. For purposes of this Section 7(I), Purchaser shall be deemed to have “actual knowledge” of a matter or circumstance only if such matter or circumstance is (a) actually known by Marguerite Nader or Lance Beatch on or before the applicable Closing, such knowledge not to include implied or constructive knowledge but shall include a duty on such individuals to conduct good faith and reasonably diligent investigations and inquiries, (b) disclosed by a document that is posted on or before 11:59 p.m. (CST) on May 25, 2011 to the “Disclosure Folder” in the Data Room, (c) set forth in any Statement of Modifications delivered to Purchaser prior to the applicable Closing, (d) contained in this Agreement or any Exhibit or Schedule hereto or (e) contained in the Disclosure Book; provided, however, Purchaser shall not be deemed to have actual knowledge of any matter disclosed in the AG Letter or the Response Letter as it relates to any of the Acquired Assets and Sellers shall not be released from any liability hereunder for a breach of a representation, warranty or indemnity based on the AG Letter or the Response Letter.
          J. If Sellers are entitled to defense or indemnification under any provision in this Agreement or under any document delivered by Purchaser to Seller in connection with a Closing (each, a “Seller Indemnification Claim”), Seller shall provide written notice to Purchaser within five (5) business days after Seller has actual knowledge of any facts or circumstances on which such Seller Indemnification Claim is based or a Seller Third-Party Claim (as hereinafter defined) is made on which such Seller Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Seller Third-Party Claim with respect to such Seller Indemnification Claim, but the failure to give such notice shall not release Purchaser of its indemnification obligations under this Agreement, except to the extent of the actual damages suffered by such delay in notification. If the Seller Indemnification Claim involves a Seller Third-Party Claim, Purchaser shall assume the defense of such Seller Third-Party Claim, at its sole cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Seller Third-Party Claim, provided that (i) the counsel for Purchaser who shall conduct the defense of the Seller Third-Party Claim shall be reasonably satisfactory to Sellers except with respect to any Seller Third-Party Claim tendered by Purchaser to its insurance company, in which event such insurance company may select counsel to conduct the defense of such Seller Third-Party Claim, (ii) Seller may participate in the defense of such Seller Third-Party Claim and hire its own counsel (at Purchaser’s expense) for such purpose and (iii) in the event Purchaser fails to timely undertake negotiation of any dispute or defend, contest or otherwise protect against any claim or suit with respect to a Seller Third-Party Claim, Sellers may, but will not be obligated to, defend, contest or otherwise protect against the same, engage counsel for such purpose, and make any compromise and settlement thereof and recover the entire cost thereof from Purchaser, including attorneys’ and experts’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof. Purchaser shall not, without Sellers’ written consent (such consent not to be unreasonably withheld or delayed) resolve any dispute or settle or compromise any claim regarding Losses from a Seller Third-Party Claim or consent to entry of any judgment which would impose an injunction or other equitable relief upon Sellers or which does not include an unconditional release by the claimant or the plaintiff of Sellers from all liability in respect of any such Losses. For purposes of this Section 7(J), “Seller Third-Party Claim” means any claim, liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, matured, conditional, asserted, vested or otherwise of any nature whatsoever, including the assertion of a right of offset, against Sellers by any other person or entity.
     8. DEFAULT AND REMEDIES
          A. Sellers’ Default.
          (i) Upon discovery by Purchaser of any defect with respect to an Acquired Asset, or that an Acquired Asset was not duly transferred by Sellers, or of a breach of any representation or warranty provided by Sellers to Purchaser on the Closing Date in respect of the Acquired Assets which adversely affects Purchaser’s ability to collect any amount due thereunder or which affects the value thereof, then within 180 days of its receipt of notice of such breach (which notice from Purchaser must be delivered to Sellers no later than 180 days after the applicable Closing), Sellers shall either (i) cure such defect or breach or, (ii) in the event Sellers cannot cure such defect or breach within such time frame, Sellers shall repurchase the affected Acquired Asset at the Repurchase Price. For purposes of this Agreement, the “Repurchase Price” for any Acquired Asset shall be equal to the Purchase Price paid by Purchaser therefor at Closing with the following adjustments made thereto: with respect to any Manufactured Home Loan, (i) a reduction equal to the amount of any principal made to Purchaser (or its successors or assigns) in service of such Home Loan since the applicable Closing Date and (ii) a reduction or increase to reflect changes in insurance or tax escrow balances from the date of Closing and, with respect to any Inventory Home, an increase to reflect any costs expended by Purchaser in connection with repairs, refurbishment or maintenance of such Inventory Home. Notwithstanding anything contained in this Agreement or any document delivered in connection with this Agreement to the contrary, (i) Sellers shall have no obligation to repurchase any Home Loan unless it has received written or e-mail notice of its repurchase obligation in accordance with the terms of this paragraph (time being of the essence) and (ii) neither the Indemnification Deductible nor the Indemnification Cap shall in any way limit or otherwise affect Sellers’ repurchase obligations under this Section 8(A) and any repurchased Acquired Assets will not be included in determining the Indemnification Deductible or Indemnification Cap amounts.
          (ii) As to all other breaches by Sellers of Sellers’ obligations under this Agreement, Purchaser shall be entitled to the exercise the remedies enumerated in the Park Purchase Agreement as to such breaches.
          (iii) It is understood and agreed that the obligations of Sellers set forth in this Section 8(A) to cure or repurchase a defective Acquired Asset shall constitute the sole remedies of Purchaser against Sellers respecting the defaults in this Section 8(A).
          B. Purchaser’s Default. A default by Purchaser under this Agreement shall be deemed a default under the Park Purchase Agreement, and Sellers shall have the rights and remedies available to Sellers under the Park Purchase Agreement upon such default.
     9. MISCELLANEOUS
          A. This Agreement shall not be canceled or merged upon consummation of a Closing. Subject to Section 7(I) hereof, each and every representation and warranty of Sellers contained in this Agreement shall be deemed to have been relied upon by Purchaser notwithstanding any investigation Purchaser or its agents may have made with respect thereto or any information developed by or made available to Purchaser prior to a Closing.
          B. For purposes of this Agreement, “Material Adverse Effect” shall mean, as to any Acquired Asset, any circumstances, changes, claims or other matters that, taken as a whole, (i) would have a material adverse effect on Purchaser’s ownership of the Acquired Assets, (ii) would materially impair or delay the ability of the applicable Seller to perform its obligations hereunder, including the consummation of the transactions contemplated by this Agreement or (iii) would, together with all other conditions related to the applicable Acquired Assets which could give rise to a Material Adverse Effect, either (a) cost five percent (5%) of the

Purchase Price allocated to such Acquired Asset or more to correct or remedy or (b) would cause the value of the applicable Acquired Asset to decrease by more than five percent (5%).
          C. Neither this Agreement nor any interest hereunder shall be directly or indirectly assigned or transferred by any Seller. Purchaser may assign or otherwise transfer its interest under this Agreement, in whole or in part, including, without limitation, assignment of the right to purchase and/or take title to all or any portion of an Acquired Asset to an affiliate of Purchaser or to any other unrelated third party. As used in this Agreement, the term “Purchaser” shall be deemed to include any assignee or other transferee of Purchaser. Purchaser shall provide Sellers with prompt written notice of any such assignment of transfer. Upon any such assignment or transfer by Purchaser, Purchaser shall be relieved of any liability subsequently accruing under this Agreement with respect to the obligation so transferred or assigned. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Sellers and Purchaser and their respective successors and permitted assigns.
          D. This Agreement, the Disclosure Book, that certain Agreement dated May 10, 2011 by and between ELS and Hometown, the Park Purchase Agreement, and that certain letter agreement dated April 12, 2011 executed by ELS and Hometown (the “Confidentiality Agreement”), constitute the entire agreement between Sellers and Purchaser with respect to the Acquired Assets and shall not be modified or amended except in a written document signed by the party against whom enforcement is sought. Any other prior or contemporaneous agreement or understanding between Sellers and Purchaser concerning the Acquired Assets is hereby rendered null and void. All Exhibits attached to this Agreement are hereby incorporated herein and made a part of this Agreement.
          E. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.
          F. THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF ILLINOIS, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.
          G. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally (including delivery by overnight courier such as FedEx or UPS), by facsimile transmission or by electronic mail in PDF format, addressed as follows:

(i) If to Sellers:
Hometown America, L.L.C.
150 North Wacker Drive
Suite 2800
Chicago, Illinois 60606
Attention: Richard Cline, Jr.
Email: rcline@hometownamerica.net
With a copy to:
Nancy Nagel, Esq., of counsel
Fox, Hefter, Swibel, Levin & Carroll, LLP
c/o Hometown America
150 N. Wacker Drive, Suite 2800
Chicago, IL 60606
Direct Fax: 801-409-4959
nnagel@hometownamerica.net
(ii) If to Purchaser:
MHC Operating Limited Partnership
c/o Equity Lifestyle Properties, Inc.
Two North Riverside Plaza
Suite 800
Chicago, Illinois 60606
Attention: General Counsel
Telephone: 312.279.1652
Facsimile: 312.279.1653
E-mail: ken_kroot@equitylifestyle.com
With a copy to:
Paul, Hastings, Janofsky & Walker LLP
191 N. Wacker Drive, 29th Floor
Chicago, Illinois 60606
Attention: Daniel J. Perlman, Esq.
Telephone: (312) 499-6090
Facsimile: (312) 499-6091
E-mail: danielperlman@paulhastings.com
Either party hereto may change its address, facsimile number or e-mail address for receiving notices, requests, demands or other communications by notice sent in accordance with the terms of this Section 10(G). The parties agree that the attorney for such party shall have the authority to deliver notices on such party’s behalf to the other parties hereto. All notices sent by a party (or its counsel) under this Agreement shall be deemed to have been received by the party to whom such notice is sent upon (i) delivery to the address, facsimile number or e-mail address of the recipient party, or (ii) the attempted delivery of such notice if (A) such recipient party refuses to accept delivery of such notice, or (B) such recipient party is no longer at such address, facsimile number or e-mail address and such recipient Party failed to provide the sending party with its current address, facsimile number or e-mail address pursuant to this Section 10(G).
          H. This Agreement and any amendments hereto may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument. A party may deliver executed signature pages to this Agreement and any amendments hereto by facsimile transmission or electronic transmission in PDF format to the other party, which facsimile or PDF copy shall be deemed to be an original executed signature page.
          I. ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT SHALL BE CONDUCTED IN THE STATE COURTS LOCATED IN CHICAGO, ILLINOIS, OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AND SELLERS AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNIFIED PARTIES) HEREBY SUBMIT TO JURISDICTION AND CONSENT TO VENUE IN SUCH COURTS, AND WAIVE ANY DEFENSE BASED ON FORUM NON CONVENIENS. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
          J. Following each Closing, Sellers and Purchaser shall deliver to the other party such further information and documents and shall execute and deliver such further instruments and agreements as such other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to the parties the benefits hereof. In addition, following each Closing, Sellers shall cooperate with Purchaser to ensure a smooth transition of the business conducted at each Property.
     10. CONDITION OF ACQUIRED ASSETS.
          A. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES AND COVENANTS OF SELLERS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT EXECUTED PURSUANT TO THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES WITH SELLERS THAT PURCHASER IS PURCHASING THE ACQUIRED ASSETS IN THEIR “AS-IS, WHERE IS” CONDITION “WITH ALL FAULTS” AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES AS TO THE PHYSICAL CONDITION AND FITNESS FOR ANY PARTICULAR PURPOSE FROM OR ON BEHALF OF SELLERS. SELLERS SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ACQUIRED ASSETS, OR THE OPERATION THEREOF, FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR OTHER PERSON

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND COVENANTS SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT EXECUTED PURSUANT TO THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE ACQUIRED ASSETS AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. SELLERS HAVE MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE ACQUIRED ASSETS, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.
          B. The provisions of this Section 10 shall survive each Closing.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the respective dates set forth below.

SELLERS:

MH FINANCIAL SERVICES, L.L.C., a
Delaware limited liability company;

HOMETOWN AMERICA MANAGEMENT, L.L.C., a Delaware limited liability company;

HOMETOWN AMERICA MANAGEMENT CORP., a Delaware corporation; and

HOMETOWN AMERICA MANAGEMENT, L.P., a Delaware limited partnership

For each such entity above,

By:	/s/ Richard G. Cline, Jr.
Name: Richard G. Cline, Jr.
Its: Authorized Agent

PURCHASER: MHC OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership
By:	MHC Trust, a Maryland real estate investment
trust, its general partner

By:	Equity LifeStyle Properties, Inc., a
Maryland corporation, its sole voting shareholder

By:	/s/ Thomas P. Heneghan
	Name:	Thomas P. Heneghan
	Title:	President and Chief Executive Officer

REALTY SYSTEMS, INC., a Delaware corporation
By:	/s/ Thomas P. Heneghan
	Name:	Thomas P. Heneghan
	Its:	President and Chief Executive Officer

EXHIBITS AND SCHEDULES

Exhibit A	-	Schedule of Inventory Homes*

Exhibit B	-	Schedule of Manufactured Home Loans*

Exhibit C-1	-	Assignment and Assumption of Inventory Homes*

Exhibit C-2	-	Assignment of Inventory Homes Contracts*

Exhibit C-3	-	Inventory Homes Contracts Assignment Notice*

Exhibit D-1	-	Manufactured Home Loans Assignment and Assumption Agreement*

Exhibit D-2	-	Form of Allonge (Manufactured Home Loans)*

Exhibit D-3	-	Manufactured Home Loans Assignment Notice*

Schedule 3(A)(1)	-	Master Schedule-Short Form

Schedule 3(A)(2)	-	Master Schedule-Long Form

*	These schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SCHEDULE 3(A)(1)
MASTER SCHEDULE — SHORT FORM

CLOSING			TOTAL NUMBER OF	ALLOCATED	MAKE READY
(1 OR 2)	BU#	PROPERTY NAME	HOMES AND LOANS	VALUE	COSTS
1	1242	Apache East	3	207,950	0
1	1010	Avon	56	1,938,674	0
1	1014	Buena Vista	97	4,977,256	9,782
1	1247	Carefree Village	98	6,728,866	4,736
1	1414	Cheron Village	38	2,317,921	1,026
1	1024	Chesterfield	111	5,474,362	13,460
1	1027	Clinton	174	7,787,181	10,527
1	1028	Coach Royale	11	369,344	0
1	1295	Covington Estates	26	1,112,111	53,974
1	1038	Cranberry Lake	35	1,426,677	0
1	1041	Crystal Lake-Zephyrhills	3	22,266	0
1	1243	Denali Park	9	228,131	0
1	1050	Emerald Lake	20	1,872,624	0
1	1059	Foxwood Farms	10	487,638	400
1	1309	Grand Blanc	109	1,841,058	102,776
1	1065	Hidden Valley	11	338,452	0
1	1310	Holly Hills	46	1,978,943	0
1	1254	Kings & Queen	4	99,644	0
1	1077	Lake in the Hills	99	3,551,791	56,962
1	1079	Lakeland Junction	1	19,164	0
1	1201	Lakeside Terrace	4	52,163	0
1	1089	Macomb	308	12,928,568	44,090
1	1090	Maple Grove Estates	55	1,690,150	8,369
1	1100	Novi	178	8,606,300	0
1	1107	Old Orchard	18	272,445	7,028
1	1108	Orange Lake	16	454,721	17,656
1	1110	Palm Beach Colony	42	3,399,342	31,621
1	1212	Parkwood Communities	26	785,779	27,838
1	1121	Regency Lakes	138	8,782,785	108,910
1	1124	Rosemount Woods	29	1,248,684	5,920
1	1125	Royal Estates	14	428,769	0
1	1129	Shady Oak	3	164,502	0
1	1130	Shady Village	2	161,878	0
1	1138	Starlight Ranch	69	2,752,378	93,869
1	1141	Swan Creek	73	2,831,691	68,051
1	1311	Stonegate Manor	0	0	0
1	1142	Tarpon Glen	6	309,838	0
1	1157	Westbrook	169	10,329,918	78,689
1	1231	Westpark	13	721,847	0
2	1007	Audubon	36	1,002,767	44,470
2	1187	Beacon Hill Colony	1	76,642	0
2	1188	Beacon Terrace	4	71,299	0
2	1023	Cedar Knolls	109	5,435,757	13,145

CLOSING			TOTAL NUMBER OF	ALLOCATED	MAKE READY
(1 OR 2)	BU#	PROPERTY NAME	HOMES AND LOANS	VALUE	COSTS
2	1026	Cimmaron Park	107	6,160,158	99,401
2	1415	Clover Leaf Farms	6	207,259	630
2	1416	Clover Leaf Forest	0	0	0
2	1032	Colony Cove	64	1,815,354	66,765
2	1296	Featherock	6	255,832	0
2	1250	Fernwood	61	6,134,236	3,750
2	1054	Ferrand Estates	72	3,093,297	17,432
2	1197	Greenbriar Village	38	1,624,841	0
2	1199	Haselton Village	3	113,434	0
2	1290	Heron Cay	11	396,726	71,079
2	1067	Hillcrest	1	116,412	0
2	1184	Hoosier Estates	44	1,565,524	3,829
2	1429	Lake Village	10	383,760	10,712
2	1430	Lake Worth Village	97	6,545,474	0
2	1078	Lakeland Harbor	6	232,579	0
2	1431	Li'l Wolf	71	3,491,428	0
2	1204	Los Ranchos	64	2,808,880	9,399
2	1095	Meadow Park	23	1,103,413	0
2	1206	Mountain View - NV	49	2,417,799	65,767
2	1434	Mountain View - PA	10	659,943	0
2	1260	North Glen Village	72	2,176,447	0
2	1286	Pine Ridge at Crestwood	93	2,986,939	0
2	1288	Ridgewood Estates	7	384,818	0
2	1299	Rockford Riverview	26	1,385,333	0
2	1132	Shenandoah Estates	7	184,850	0
2	1441	Sunshine Valley	116	4,633,518	30,425
2	1145	The Glen	1	91,101	0
2	1447	The Woodlands	262	9,222,682	959
2	1291	Vero Palms Estates	12	185,222	22,310
2	1230	Village Green	40	1,092,727	121,186
2	1285	West Meadow Estates	11	386,606	0
2	1158	Whispering Pines-Largo	31	2,236,066	400
2	1297	Williams East/Peppermint	11	319,065	0

	TOTAL		3,706	$169,700,000	$1,327,244

	Closing Group #1		2,124	$98,701,813	$745,685
	Closing Group #2		1,582	$70,998,187	$581,659

		TOTAL	3,706	$169,700,000	$1,327,244

SCHEDULE 3(A)(2)
MASTER SCHEDULE — LONG FORM
The Excel spreadsheet entitled “REVISED Home Note Rental and Inventory by RFO by Community 5 29 11 430PM with allocated values”, as posted on May 29, 2011 in the Representation-Knowledge Folder.